Exhibit 10.40
OWNERSHIP INTERESTS PLEDGE AND SECURITY AGREEMENT
1. Grant of Security Interest. Hines REIT Properties, L.P., a Delaware limited partnership, having an address at c/o Hines Interests Limited Partnership, 2800 Post Oak Blvd., Suite 5000, Houston, Texas 77056 (“Pledgor”) does hereby pledge, assign, transfer and deliver to KeyBank National Association, a national banking association, having an address at 127 Public Square, Cleveland, Ohio 44114, in its capacity as administrative agent (together with any successor administrative agent appointed pursuant to Section 11 of the Term Loan Agreement (as hereinafter defined), “Administrative Agent”), for itself and such other financial institutions (collectively, “Lenders”) as may become parties to (in accordance with the terms of) that certain Term Loan Agreement (hereinafter the “Term Loan Agreement”) dated as of even date herewith, by and among Pledgor, as borrower, Administrative Agent and Lenders, and does hereby grant to Administrative Agent on behalf of Lenders a continuing security interest in the Collateral (as hereinafter defined) to secure the payment and performance in full of the Obligations (as hereinafter defined).
2. Term Loan Agreement and Defined Terms. This agreement (“Pledge and Security Agreement” or “Agreement”) is delivered pursuant to the terms of the Term Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the same meaning herein as in the Term Loan Agreement.
3. Collateral. The term “Collateral” shall mean and include the following property, wherever located:
(a)	all of Pledgor’s right, title and interest in each Portfolio Investment (all Portfolio Investments included in the Collateral pursuant to this clause (a) or clause (b) below of this Section 3 are referred to herein as “Pledged Interests”) (as of the Closing Date the Pledged Interests consist solely of the Portfolio Investments listed on Exhibit A);

(b)	all Portfolio Investments acquired by Pledgor after the Closing Date; provided, however, that, if the terms of any third party financing proposed to be obtained in connection with the acquisition of any Portfolio Asset relating to any such Portfolio Investment would prohibit Pledgor from pledging in favor of Administrative Agent on behalf of Lenders one hundred percent (100%) of such Portfolio Investment, then only that portion of such Pledged Interest that is permitted to be pledged under the terms of such financing (and, in each case, to the greatest extent so permitted) shall be included in the Collateral; provided further, however, that in no event shall less than forty nine percent (49%) of such Portfolio Investment be included in the Collateral without the consent of Administrative Agent on behalf of Lenders, such consent not to be unreasonably withheld or delayed;

(c)	all certificates or other instruments, if any, representing a Pledged Interest;

(d)	all Pledgor’s income, cash flow, rights of distribution, dividends, interest, proceeds, accounts, fees, profits, or other rights to payment which in any way relate to or arise out of the Pledged Interests;

(e)	all rights of access arising from the Pledged Interests to books, records, information and electronically stored data relating to any of the foregoing; and

(f)	the Borrower Escrow Account, including all funds deposited therein pursuant to Section 3.3 of the Term Loan Agreement and any income earned on such funds.
4. Obligations. The term “Obligations” shall mean all obligations of Pledgor to Administrative Agent and Lenders, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of: (i) this Agreement; (ii) the Term Loan Agreement, the Note(s), or any other Credit Document; and (iii) each of the same as hereafter modified, amended, extended or replaced in accordance with the terms thereof.
5. Warranties and Representations. Pledgor warrants and represents to, and agrees with, Administrative Agent on behalf of Lenders that:
5.1	Pledgor is the owner of the Collateral free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever, except for (i) any liens or encumbrances in effect as of the date hereof which have been disclosed to Administrative Agent; or (ii) any such liens or encumbrances in favor of Administrative Agent on behalf of Lenders;

5.2	Pledgor has the full right, power and authority to pledge the Collateral and to grant the security interest in the Collateral as herein provided;

5.3	There are no restrictions on, or consents required with respect to, the transfer of the Collateral to Administrative Agent on behalf of Lenders hereunder, or, except as provided in the organizational documents of the Portfolio Investment Entities, with respect to any subsequent transfer thereof or realization thereupon by Administrative Agent on behalf of Lenders;

5.4	Each Pledged Interest listed on Exhibit A is as described and set forth on Exhibit A attached hereto and made a part hereof;

5.5	True and complete copies of the organizational documents of each of the Portfolio Investment Entities listed on Exhibit A have been delivered by Pledgor to Administrative Agent on behalf of Lenders, and, as of the date hereof, the same have not been further amended or modified in any respect whatsoever;

5.6	All of the warranties and representations made by or in respect of Pledgor under the Term Loan Agreement are true and accurate;

5.7	The execution, delivery and performance of this Agreement by Pledgor does not and shall not result in the violation of any mortgage, indenture, material contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Pledgor is subject, or by which it or any of its property is bound;

5.8	This Agreement constitutes a legal, valid and binding obligation of Pledgor in accordance with the terms hereof and has been duly authorized, executed and delivered by Pledgor.
6.	Pledgor’s Agreements. Pledgor agrees so long as the Obligations remain outstanding that:
6.1	Pledgor shall execute all such instruments, documents and papers, and will do all such acts as Administrative Agent may reasonably request from time to time to carry into effect the provisions and intent of this Agreement including, without limitation, the execution of stop-transfer orders, stock powers, notifications to obligors on the Collateral, the providing of notification in connection with book-entry securities or general intangibles, and the providing of instructions to the issuers of uncertificated securities, and will do all such other acts as Administrative Agent on behalf of Lenders may reasonably request with respect to the perfection and protection of the pledge and security interests granted herein and the assignments effected hereby;

6.2	Except for any liens or encumbrances in effect as of the date hereof that have been disclosed to Administrative Agent or liens or encumbrances permitted by the Term Loan Agreement, Pledgor shall keep the Collateral free and clear of all liens, encumbrances, attachments, security interest pledges and charges;

6.3	Except as permitted by the Term Loan Agreement, Pledgor shall not transfer the Collateral or any direct or indirect interest therein to any other Person;

6.4	Except as provided below, Pledgor shall deliver to Administrative Agent on behalf of Lenders, if and when received by Pledgor, any item representing or constituting any of the Collateral including, without limitation, all cash dividends and distributions. If under any circumstance whatsoever any such proceeds should be paid to or come into the hands of Pledgor, Pledgor shall hold the same in trust for immediate delivery to Administrative Agent on behalf of Lenders to be held as additional Collateral. Notwithstanding the foregoing, so long as Pledgor, as borrower under the Term Loan Agreement, is not required to deposit funds into the Borrower Escrow Account on the date a cash dividend or distribution with respect to the Collateral is received by Pledgor, Pledgor may retain or dispose of such cash dividend or distribution, but may not retain, and shall deliver to Administrative Agent on behalf of Lenders, as set forth above, all certificates of ownership whether now existing or hereafter received as a result of any dividends, splits or other transactions in or affecting the Collateral. Administrative Agent on behalf of Lenders shall apply all such dividends and distributions so delivered to or as may be received by Administrative Agent on behalf of Lenders in accordance with Section 3.3 of the Term Loan Agreement;

6.5	Except as permitted by the Term Loan Agreement or this Agreement, Pledgor shall not exercise any right with respect to the Collateral which would materially dilute or materially adversely affect Administrative Agent’s or Lenders’ security interest in the Collateral;

6.6	Except as permitted by the Term Loan Agreement, Pledgor shall not, without the prior written consent of Administrative Agent on behalf of Lenders in each instance, which consent shall not be unreasonably withheld or delayed, vote the Collateral in favor of or consent to any resolution or action which does or might:
(i)	impose any additional restrictions upon the sale, transfer or disposition of the Collateral other than restrictions, if any, the application of which is waived to the full satisfaction of Administrative Agent on behalf of Lenders as to the Collateral; or

(ii)	result in the issuance of any additional interest in any of the Portfolio Investment Entities, or of any class of security, which issuance could reasonably be expected to materially adversely affect the value of the Collateral; or

(iii)	vest additional powers, privileges, preferences or priorities in any other class of interest in any of the Portfolio Investment Entities to the material detriment of the value of or rights accruing to the Collateral; or

(iv)	permit any of the Portfolio Investment Entities to sell, transfer, assign, pledge, mortgage, or otherwise encumber any property, assets or investments owned by such Portfolio Investment Entity, or to incur any new Indebtedness;
6.7	Except as permitted by the Term Loan Agreement, Pledgor shall not enter into or consent to any amendment or modification of or with respect to the governing documents of any of the Portfolio Investment Entities which could reasonably be expected to materially adversely affect the value of the Collateral without the prior written consent of Administrative Agent on behalf of Lenders in each instance, which consent shall not be unreasonably withheld or delayed;

6.8	Insofar as the same may be material or significant to Administrative Agent’s or Lenders’ interests, Pledgor shall perform in all material respects all of its obligations as a partner, member or shareholder of each Portfolio Investment Entity and shall enforce, to the extent provided for it in the governing documents of such Portfolio Investment Entity all of the obligations of the other shareholders, partners or members of such Portfolio Investment Entity;

6.9	Pledgor shall not itself or on behalf of any Portfolio Investment Entity take any action which would cause or result in a violation of any provisions of the Credit Documents; and

6.10	Pledgor shall take all such actions as may be necessary or desirable in order to insure that all of the Obligations of the Pledgor under the Credit Documents are punctually and faithfully paid and performed in the manner provided for therein.
7.	Events of Default.
7.1	Upon the occurrence and during the continuance of any Event of Default, Administrative Agent on behalf of Lenders may exercise any one or more of the rights and remedies as hereinafter set forth or as set forth and provided for in each of the other Credit Documents.

7.2	Prior to the occurrence of an Event of Default, and after the cure of such Event of Default (if cured prior to an acceleration of the Loan Maturity by Administrative Agent) and the reimbursement by Pledgor of all expenses incurred by Administrative Agent and Lenders resulting from such Event of Default, Pledgor shall be entitled to exercise any and all rights to receive cash dividends and distributions, consent, vote, approve, elect, determine, consult, propose, agree, and all other rights or prerogatives, if any, pertaining to the Collateral or any part thereof, to the extent permitted under the terms of the Term Loan Agreement and other Credit Documents.
8.	After Event of Default
8.1	Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter (unless (x) Administrative Agent on behalf of Lenders has waived such Event of Default by written instrument signed by a duly authorized officer of Administrative Agent or (y) such Event of Default has been cured as set forth in Section 7.2 hereof), Administrative Agent on behalf of Lenders shall have all of the rights and remedies of a secured party upon default under the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts, in addition to which Administrative Agent on behalf of Lenders may sell or otherwise dispose of the Collateral or any portion thereof and/or enforce and collect the Collateral or any portion thereof (including, without limitation, the liquidation of debt instruments or securities and the exercise of conversion rights with respect to convertible securities, whether or not such instruments or securities have matured, and whether or not any penalties or other charges are imposed on account of such action) for application towards (but not necessarily in complete satisfaction of) the Obligations. The proceeds of any such collection or of any such sale or other disposition of the Collateral, or any portion thereof shall be applied as provided in Section 3.3 of the Term Loan Agreement. Pledgor shall remain liable to

Administrative Agent and Lenders for any deficiency remaining following such application. Any surplus remaining after payment in full of all Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

8.2	Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Administrative Agent shall give Pledgor such notice as may be practicable under the circumstances), Administrative Agent shall give Pledgor at least the greater of the minimum notice required by law or ten (10) days’ prior written notice of the date, time and place of any public sale thereof, or of the time after which any private sale or any other intended disposition is to be made.

8.3	Pledgor acknowledges that any exercise by Administrative Agent on behalf of Lenders of Lender’s rights upon an Event of Default will be subject to compliance by Administrative Agent on behalf of Lenders with the applicable statutes, regulations, ordinances, directives and orders of any federal, state, municipal or other governmental authority including, without limitation, any of the foregoing which may restrict the sale or disposition of securities. Administrative Agent in its sole discretion at any such sale or in connection with any such disposition may restrict the prospective bidders or purchasers as to their number, nature of business, investment intention, or otherwise, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of Administrative Agent that they are purchasing the Collateral, or some portion thereof, for their own account, for investment and not with a view towards the distribution or a sale thereof, or that they otherwise fall within some lawful exemption from registration under applicable laws.
9. Actions By Administrative Agent. Pledgor hereby appoints Administrative Agent, or any agent designated by Administrative Agent, as the attorney-in-fact of Pledgor after an Event of Default has occurred and is continuing to: (a) endorse in favor of Administrative Agent on behalf of Lenders any of the Collateral; (b) cause the transfer of any of the Collateral in such name as Administrative Agent may from time to time determine; (c) renew, extend or roll over any Collateral; (d) make, demand and initiate actions to enforce any of the Collateral or rights therein; and (e) file financing statements, continuation statements, and amendments thereto describing the Collateral without the signature of Pledgor. Administrative Agent on behalf of Lenders may take such action with respect to the Collateral as Administrative Agent may reasonably determine to be necessary to protect and preserve its interest in the Collateral. Administrative Agent shall also have and may exercise at any time after an Event of Default has occurred and is continuing all rights, remedies, powers, privileges and discretions of Pledgor with respect to and under the Collateral; provided that in no event shall Administrative Agent have the right to make capital calls on Pledgor or any other shareholder, member or partner of a Portfolio Investment Entity. The within designation and grant of power of attorney is coupled with an interest and is irrevocable until this Pledge and Security Agreement is terminated by a written instrument executed by a duly authorized officer of Administrative Agent on behalf of

Lenders or until all Obligations have been paid or fulfilled and the obligation of Lenders to make Loans under the Term Loan Agreement has terminated. The power of attorney under this Section 9 shall not be affected by subsequent disability or incapacity of Pledgor. Neither Administrative Agent nor any Lender shall be liable for any act or omission to act pursuant to this Section 9, except for any act or omission to act which constitutes gross negligence or willful misconduct. Administrative Agent on behalf of Lenders shall execute partial releases of this Agreement under the terms of the Term Loan Agreement.
10. Rights and Remedies. The rights, remedies, powers, privileges and discretions of Administrative Agent on behalf of Lenders hereunder (hereinafter, the “Rights and Remedies”) shall be cumulative and not exclusive of any rights, remedies, powers, privileges or discretions which it may otherwise have. No delay or omission by Administrative Agent or any Lender in exercising or enforcing any of the Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by Administrative Agent or any Lender of any Default or any Event of Default or of any default under any other Credit Document shall operate as a waiver of any other Default or Event of Default or of any other default under any Credit Document. No exercise of any Rights and Remedies shall preclude any other exercise of the Rights and Remedies. No waiver by Administrative Agent or any Lender of any of the Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion nor shall it be deemed a continuing waiver. All Rights and Remedies and all of Administrative Agent’s and Lenders’ rights, remedies, powers, privileges and discretions under any other agreement or transaction in respect of the Collateral are cumulative and not alternative or exclusive and may be exercised by Administrative Agent or any Lender at such time or times in such order of preference as Administrative Agent or such Lender in its sole and absolute discretion may determine.
11. Pledgor’s Consent and Waiver. Pledgor hereby agrees that Administrative Agent on behalf of Lenders may enforce its rights as against Pledgor or the Collateral, or as against any other party liable for the Obligations, or as against any other collateral given for any of the Obligations, in any order or in such combination as Administrative Agent on behalf of Lenders may in its sole discretion determine, and Pledgor hereby expressly waives all suretyship defenses and defenses in the nature thereof, agrees to the release or substitution of any Collateral hereunder or otherwise, and consents to each and all of the terms, provisions and conditions of the other Credit Documents. Following the occurrence of any Event of Default, Pledgor further: (a) waives presentment, demand, notice and protest with respect to the Obligations and the Collateral; (b) waives any delay on the part of Administrative Agent or any Lender; (c) assents to any indulgence or waiver which Administrative Agent or any Lender may grant or give any other Person liable or obliged to Administrative Agent or Lenders for or on account of the Obligations; (d) authorizes Administrative Agent on behalf of Lenders to alter, amend, cancel, waive or modify any term or condition of the obligations of any other Person liable or obligated to Administrative Agent or Lenders for or on account of the Obligations without notice to or further consent from Pledgor; (e) agrees that no release of any property securing the Obligations shall affect the rights of Administrative Agent or any Lender with respect to the Collateral hereunder which is not so released; and (f) to the fullest extent that is permitted by applicable law, waives the right to notice and/or hearing, it might otherwise be entitled thereto, prior to Administrative Agent’s exercising the Rights and Remedies on behalf of Lenders upon an Event of Default.

12. Administrative Agent May Assign. Pledgor agrees that upon any sale or transfer by Administrative Agent or any Lender of the Credit Documents and the indebtedness evidenced thereby that is permitted under the Term Loan Agreement, Administrative Agent or such Lender may deliver the Collateral disposed of as part of such a sale or transfer to the purchaser or transferee, who shall thereupon become vested with all powers and rights given to Administrative Agent or such Lender in respect thereto, and Administrative Agent or such Lender shall be thereafter forever relieved and fully discharged from any liability or responsibility in connection therewith.
13. Limits on Administrative Agent’s and Lenders’ Duties. Neither Administrative Agent nor any Lender shall have any duty as to the collection or protection of the Collateral, or any portion thereof, or any income or distribution thereon, beyond the safe custody of such Collateral as may come into the actual possession of Administrative Agent or such Lender and the accounting for monies actually received by Administrative Agent or such Lender hereunder, and neither Administrative Agent nor any Lender shall have any duty as to the preservation of rights against prior parties or any other rights pertaining thereto. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession of such Collateral is accorded treatment equal to that which is accords its own property. Nothing in this Agreement shall be construed as an undertaking by the Administrative Agent or any Lender of any of the liabilities or obligations of Pledgor as Pledgor or any other shareholder, member or partner of a Portfolio Investment Entity, including but not limited to, the obligation to make contributions to capital or the obligation to make any other payment to, for or on behalf of the Pledgor. The Administrative Agent’s rights and obligations in respect of the Pledged Interests are those only of a secured party under Massachusetts law.
14. Release; Termination. (a) Within three (3) Business Days after receipt of a written request from Pledgor to release any item of the Collateral that is subject of a proposed Permitted Portfolio Disposition, Administrative Agent on behalf of Lenders will execute and deliver to Pledgor such instruments as are reasonably required to evidence the release of such item of the Collateral from the security interest granted hereby (which release may be concurrent with and conditional on the consummation of such Permitted Portfolio Disposition); provided that at the time of such request and such release no Event of Default shall have occurred and be continuing.
     (b) Upon the indefeasible payment in full of all Obligations and the termination or expiration of the obligation of Lenders to make Loans under the Term Loan Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such payment and termination or expiration, the Administrative gent will, at Pledgor’s sole expense, deliver to Pledgor all certificates and instruments evidencing the Collateral held by Administrative Agent hereunder, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.
15.	Miscellaneous.

15.1	Administrative Agent’s and Lenders’ Rights and Remedies may be exercised without resort to or regard to any other source of satisfaction of the Obligations.

15.2	All of the agreements, obligations, undertakings, representations and warranties herein made by Pledgor shall inure to the benefit of Administrative Agent and Lenders and their respective successors and assigns and shall bind Pledgor and its successors and assigns.

15.3	This Agreement and all other instruments executed in connection herewith constitute the entire agreement between Pledgor and Administrative Agent on behalf of Lenders pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties pertaining to the subject matter hereof.

15.4	No modification, amendment or waiver of any provisions of this Agreement shall be effective unless executed in writing by the party to be charged with such modification, amendment and waiver and, if such party be Administrative Agent on behalf of Lenders, then by a duly authorized officer thereof.

15.5	This Agreement and all other documents in Administrative Agent’s possession which relate to the Obligations may be reproduced by Administrative Agent by any photographic, photostatic microfilm, microcard, miniature photographic, xerographic or similar process and, with the exception of instruments constituting the Collateral, Administrative Agent may destroy the original from which any document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction shall be likewise admissible in evidence.

15.6	Captions in this Agreement are intended solely for convenience and shall not be deemed to affect the meaning or construction of any provision hereof.

15.7	Each provision hereof shall be enforceable to the fullest extent permitted by applicable law. The invalidity and unenforceability of any provision(s) hereof shall not impair or affect any other provision(s) hereof which are valid and enforceable.

15.8	This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such agreement is sought.

15.9	Any demand, notice or request by either party to the other shall be given in the manner provided therefor in the Term Loan Agreement.

15.10	In the event of any conflict between the provisions of this Agreement and the Term Loan Agreement, the Term Loan Agreement shall govern.

15.11	This Agreement shall in all respects be governed, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.
16. WAIVER OF JURY TRIAL. PLEDGOR AND ADMINISTRATIVE AGENT ON BEHALF OF LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE FACILITY.
[Signature pages attached]

     This Pledge and Security Agreement has been executed and delivered as an instrument under seal as of the 28th day of June, 2005.

PLEDGOR:

HINES REIT PROPERTIES, L.P., a Delaware limited partnership

By:	HINES REAL ESTATE INVESTMENT
TRUST, INC., a Maryland corporation, its General Partner

	By:	/s/ Frank Apollo

Name: Frank Apollo
Its Chief Accounting Officer
Hereunto duly authorized

ADMINISTRATIVE AGENT AND LENDER:

KEYBANK NATIONAL ASSOCIATION as Administrative Agent and as a Lender

By:	/s/ John J. Murphy

Name: John J. Murphy
Title: Vice President

EXHIBIT A

Interest Pledged to
	Pledgor Interest in	Administrative Agent on
	Portfolio Investment	Behalf of Lenders
Portfolio Investment Entity	Entity	(Pledged Interest)
Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership	22.0921%* of partnership interests	100% of Pledgor Interest

Hines REIT 1900/2000 Alameda de Las Pulgas LLC, a Delaware limited liability company	100% of membership interests	100% of Pledgor Interest

*	Pledgor currently holds 90,186.529 units of partnership interest in Hines-Sumisei U.S. Core Office Fund, L.P., representing approximately 22.0921% of the interests in such Portfolio Investment Entity. Pledgor’s interest is a non-managing general partner interest which would convert to a limited partner interest upon transfer to any Person other than Pledgor. Such units and percentage interest may be modified from time to time by written notice from Pledgor to Administrative Agent.